UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 9, 2015, the Organization and Compensation Committee of the Board of Directors of Merrimack Pharmaceuticals, Inc. (the “Company”) took the following actions regarding the compensation of the Company’s named executive officers:

1. Approved 2014 annual cash bonus awards for each named executive officer pursuant to the Company’s annual cash bonus program, as set forth below:

Name	2014 Base Salary	Bonus Percentage Range	Target Cash Bonus	2014 Actual Cash Bonus		Actual Bonus as % of Salary
Robert J. Mulroy	$530,400	0-50%	$265,200	$245,310	(1)	46.25%
President and Chief Executive Officer
William A. Sullivan	$295,628	0-35%	$103,470	$103,470	(2)	35%
Chief Financial Officer and Treasurer
William M. McClements	$353,697	0-35%	$123,794	$123,794	(2)	35%
Senior Vice President of Corporate Operations
Ulrik B. Nielsen(3)	$389,780	0-35%	$136,423	$136,423	(2)	35%
Senior Vice President and Chief Scientific Officer
Edward J. Stewart	$316,175	0-35%	$110,661	$110,661	(2)	35%
Senior Vice President and President, Merrimack Healthcare Solutions

(1)	Established based on a determination that the corporate objectives had been achieved at a level of 87.5%, the individual objectives had been achieved at a level of 90% and the general management contribution had been achieved at a level of 100%.
(2)	Established based on a determination that the corporate objective, individual objective and general management contribution elements had been substantially satisfied as a whole.
(3)	Dr. Nielsen resigned as Senior Vice President and Chief Scientific Officer and became a member of the Company’s Board of Directors on January 30, 2015.

2. Established 2015 base salaries, effective April 1, 2015, as set forth below:

Name	2015 Base Salary
Robert J. Mulroy	$570,180
William A. Sullivan	$310,409
William M. McClements	$371,382
Edward J. Stewart	$339,888

3. Approved the annual performance-based cash bonus program for 2015 for the Company’s named executive officers (the “2015 Bonus Program”). The 2015 Bonus Program is comprised of the following three elements: (1) the achievement of specified annual corporate objectives; (2) the achievement of specified annual individual performance objectives; and (3) the support of the overall management of the Company and the creation of long-term value for the Company’s stockholders, which are referred to as the general management contribution.

The corporate objectives for 2015 generally focus on gaining FDA approval for and launching MM-398, advancing the Company’s clinical and preclinical pipeline and pursuing various business development opportunities.

The individual performance objectives for 2015 for each named executive officer generally relate to the following:

•	for Robert J. Mulroy, advancing the Company’s corporate objectives and leading the Company’s transition to commercial stage;

•	for William A. Sullivan, ensuring adequate funding for the Company and preparing the Company’s financial systems for commercial operations;

•	for William M. McClements, developing the organizational capabilities and infrastructure necessary to support commercial operations and the Company’s continued growth; and

•	for Edward J. Stewart, building the Company’s commercial organization and launching MM-398.

The general management contribution of each named executive officer will be evaluated retrospectively and will broadly focus on overall contributions during the year to the improvement of processes and efficiency, the development of human and scientific capacity and the development and management of stakeholders, including partners, collaborators, investigators, stockholders and licensees, rather than on specific, pre-determined criteria.

Each named executive officer is eligible to receive an annual cash bonus under the 2015 Bonus Program up to a fixed percentage of his base salary. For 2015, Mr. Mulroy is eligible to receive an annual cash bonus of up to 50% of his 2015 base salary and each of Mr. Sullivan, Mr. McClements and Mr. Stewart is eligible to receive an annual cash bonus of up to 35% of his respective 2015 base salary.

For Mr. Mulroy, the Committee will weigh each of the three foregoing elements equally when determining the percentage of the annual cash bonus that he will receive.

For each of Mr. Sullivan, Mr. McClements and Mr. Stewart, the Committee will look at the three foregoing elements as a whole. If the Committee determines that the named executive officer has substantially satisfied the elements as a whole, then the named executive officer will receive his full annual cash bonus. On the other hand, if the Committee determines that the named executive officer has not substantially satisfied the elements as a whole, then the named executive officer will not receive an annual cash bonus.

Notwithstanding the foregoing, the Committee has the authority to, in its sole discretion, adjust the bonus percentage in connection with its review of the named executive officer’s performance and to modify the amount of the annual cash bonus above or below the amount calculated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: February 13, 2015	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
Vice President and General Counsel